Exhibit 99.1

FOR IMMEDIATE RELEASE

June 1, 2004

Contacts:                 Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

JoAnne Coy, Vice President, Marketing

(253) 305-1965

COLUMBIA BANK NAMES ANDY MCDONALD

EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER

Tacoma, Washington. Melanie J. Dressel, President and Chief Executive Officer, announced that Andy McDonald has been appointed Chief Credit Officer for Columbia Bank effective June 1, 2004. Mr. McDonald, 45, comes to Columbia from US Bank, where he was Senior Vice President and Team Leader for the South Puget Sound Commercial Banking Group. The Chief Credit Officer position became open when Mark Nelson assumed the new position of Chief Banking Officer earlier this year.

“We are delighted that Andy has joined our team, bringing his strong commercial banking and credit background,” Ms. Dressel said. “We look forward to his positive contributions and able management.” Mr. McDonald’s main areas of responsibility will be credit administration, special credits, and compliance and loan operations.

Mr. McDonald’s experience spans over 18 years and includes a variety of executive positions with US Bank, West One Bank Washington and Security Pacific Bank. He holds an MBA with the University of Notre Dame Graduate School of Business, and a BA with the University of Washington.

Mr. McDonald is very active in the Pierce County community, serving as a board member and Total Resource Campaign Vice Chair for the Tacoma/Pierce County Chamber of Commerce, as well as on the board of the Tacoma Actors Guild. He was a founding member of the American Cancer Society’s Vertical Challenge Campaign and served as a board member of Big Brothers Big Sisters.

Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. It is wholly owned by Columbia Banking System, Inc. (Nasdaq: COLB), a publicly traded registered bank holding company.

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